7

Exhibit 2.3
Form 10-SB
Dr. Christopher's Original Formulas Inc.
File No.:

                         PLAN OF MERGER

     THIS PLAN OF MERGER, dated June 20, 2001, is made and entered into by and between Dr. Christopher's Original Formulas, Inc., a New Jersey corporation ("Dr. Christopher's"), and Dr. Christopher's Original Formulas, Inc., a Nevada corporation ("DCOF"). DCOF is sometimes hereinafter referred to as the "Surviving Corporation," and Dr. Christopher's is sometimes hereinafter referred to as the "Constituent Corporation."

                           WITNESSETH

     WHEREAS, Dr. Christopher's is a corporation duly organized and existing under the laws of the state of New Jersey, having an authorized capital of 50,000,000 shares of common stock, with $0.001 par value per share (the "Common Stock of Dr.
Christopher's"), of which 5,033,716 shares are issued and outstanding as of the date hereof; and

     WHEREAS, DCOF is a corporation duly organized and existing under the laws of the state of Nevada, having an authorized capital of 60,000,000 shares, of which 10,000,000 shares are designated as preferred stock, par value $0.001 and 50,000,000 shares are designated as common stock, par value $0.001 (the "Common Stock of DCOF"), and of which no shares are issued and outstanding as of the date hereof; and

     WHEREAS, the respective boards of directors of Dr.
Christopher's and DCOF have each duly approved this Plan of Merger (the "Plan") providing for the merger of Dr. Christopher's with and into DCOF with DCOF as the surviving corporation as authorized by the statutes of the states of Nevada and New
Jersey.

     NOW, THEREFORE, based on the foregoing premises and in consideration of the mutual covenants and agreements herein contained, and for the purpose of setting forth the terms and conditions of said merger and the manner and basis of causing the shares of Common Stock of Dr. Christopher's to be converted into shares of Common Stock of DCOF and such other provisions as are deemed necessary or desirable, the parties hereto have agreed and do hereby agree, subject to the approval and adoption of this Plan by the requisite vote of the stockholders of Dr. Christopher's, and subject to the conditions hereinafter set forth, as follows:

                            ARTICLE I
            MERGER AND NAME OF SURVIVING CORPORATION

     On the effective date of the merger, Dr. Christopher's shall cease to exist separately and Dr. Christopher's shall be merged with and into DCOF, which is hereby designated as the "Surviving Corporation," the name of which on and after the effective date of the merger shall be

"Dr. Christopher's Original Formulas, Inc." or such other name as may be available and to which the parties may agree.

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                           ARTICLE II
                 TERMS AND CONDITIONS OF MERGER

     The terms and conditions of the merger are (in addition to those set forth elsewhere in this Plan) as follows:

     1)   On the effective date of the merger:

          (i) Dr. Christopher's shall be merged into DCOF to form a single corporation and DCOF shall be, and is designated herein as, the Surviving Corporation;

          (ii) The separate existence of Dr. Christopher's shall cease;

          (iii) The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all duties and liabilities of a corporation organized under the laws of Nevada; and

          (iv) The Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of the Constituent Corporation; and all property, real, personal, and mixed, and all debts due of whatever account, including subscriptions to shares, and all other causes of action, and all and every other interest, of or belonging to or due to the Constituent Corporation, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; the title to any real estate, or any interest therein, vested in the Constituent Corporation shall not revert or be in any way impaired by reason of the merger; the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of the Constituent Corporation; any claim existing or action or proceeding pending by or against the Constituent Corporation may be prosecuted as if the merger had not taken place, or the Surviving Corporation may be substituted in place of the Constituent Corporation; and neither the rights of creditors nor any liens on the property of the Constituent Corporation shall be impaired by the merger.

     2) On the effective date of the merger, the board of directors of the Surviving Corporation and the members thereof, shall be and consist of the members of the board of directors of DCOF immediately prior to the merger, to serve thereafter in accordance with the bylaws of the Surviving Corporation and until their respective successors shall have been duly elected and qualified in accordance with such bylaws and the laws of the state of Nevada.

     3) On the effective date of the merger, the officers of the Surviving Corporation shall be and consist of the officers of DCOF immediately prior to the merger, such officers to serve thereafter in accordance with the bylaws of the Surviving Corporation and until

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     their respective successors shall have been duly elected and qualified in accordance with such bylaws and the laws of the state of Nevada.

     4) If on the effective date of the merger, a vacancy shall exist in the board of directors or in any of the offices of the Surviving Corporation, such vacancy may be filled in the manner provided in the bylaws of the Surviving Corporation and the laws of the state of Nevada.

                           ARTICLE III
              MANNER AND BASIS OF CONVERTING SHARES

     The manner and basis of converting the shares of Common
Stock and securities of Dr. Christopher's into shares of the Common Stock and securities of DCOF, and the mode of carrying the merger into effect are as follows:

     1) Each one share of Common Stock of Dr. Christopher's outstanding on the effective date of the merger shall, without any action on the part of the holder thereof, be converted into one fully paid and nonassessable share of Common Stock of the Surviving Corporation, so that the 5,033,716 outstanding shares of Dr. Christopher's are converted into an aggregate of approximately 5,033,716 shares of DCOF, which shall be, on conversion, validly issued and outstanding, fully paid, and nonassessable, and shall not be liable to any further call, nor shall the holder thereof be liable for any further payment with respect thereto. Until so surrendered, each such outstanding certificate of Dr. Christopher's which, prior to the effective date of the merger, represented shares of the Common Stock of Dr. Christopher's shall for all purposes evidence the ownership of the shares of Common Stock of DCOF into which such shares shall have been converted. DCOF shall not issue any fractional interest in shares of Common Stock of DCOF in connection with the aforesaid conversion and the number of shares of DCOF to which Dr. Christopher's shares will be converted shall be rounded to the nearest whole number of shares.

     2) All shares of Common Stock of DCOF into which shares of the Common Stock of Dr. Christopher's shall have been converted pursuant to this Article III shall be issued in full satisfaction of all rights pertaining to the shares of Common Stock of Dr. Christopher's.

     3) If any certificate for shares of Common Stock of DCOF is to be issued in a name other than that in which the certificate surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to DCOF or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Common Stock of DCOF in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of DCOF and or any agent designated by it that such tax has been paid or is not payable.

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     4)   On the effective date:  (a) DCOF will assume and
     continue the 2000 Stock Incentive Plan of Dr. Christopher's and any successor plan or plans, and the number of shares of DCOF Common Stock subject to the existing stock plan assumed by DCOF shall be 1,000,000 shares; and (b) the outstanding and unexercised portions of all options to buy Dr. Christopher's Common Stock shall become options for the same number of shares of DCOF Common Stock, the exercise price for such options to buy DCOF Common Stock shall be the same exercise price under the options to buy Dr. Christopher's Common Stock, there will be no other changes in the terms and conditions of such options, and DCOF shall assume the outstanding and unexercised portions of such options and the obligations of Dr. Christopher's with respect thereto as modified hereby.

                           ARTICLE IV
              ARTICLES OF INCORPORATION AND BYLAWS

     1) The articles of incorporation of DCOF shall, on the merger becoming effective, be and constitute the articles of incorporation of the Surviving Corporation unless and until amended in the manner provided by law.

     2) The bylaws of DCOF shall, on the merger becoming effective, be and constitute the bylaws of the Surviving Corporation until amended in the manner provided by law.

                            ARTICLE V
             OTHER PROVISIONS WITH RESPECT TO MERGER

     This Plan, having been approved by the directors of DCOF, shall not require a vote of shareholders, as there is no stock currently issued and outstanding of DCOF. This Plan shall be submitted to a vote of shareholders of Dr. Christopher's pursuant to a written consent as provided by the laws of the state of New Jersey. After the approval or written consent thereof by the shareholders of Dr. Christopher's and the directors of DCOF in accordance with the requirements of the laws of the states of New Jersey and Nevada, respectively, all required documents shall be executed, filed, and recorded in accordance with all requirements of the states of New Jersey and Nevada.

                           ARTICLE VI
APPROVAL AND EFFECTIVE DATE OF THE MERGER; MISCELLANEOUS MATTERS

     1) In order to aid the parties in establishing a date certain for effectiveness of the merger for accounting and other purposes, the merger shall be deemed to have become effective as of the filing date with the Nevada Secretary of State. In furtherance of the merger, the parties hereto shall perform the following:

          (i) This Plan shall be authorized, adopted, and approved on behalf of the Constituent Corporation and the Surviving
          Corporation in accordance with the laws of the states of New Jersey and Nevada; and

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          (ii) Articles of Merger (with this Plan attached as part
          thereof), setting forth the information required by, and executed and certified in accordance with, the laws of the states of New Jersey and Nevada, shall be filed in the office of the secretary of state of the states of New Jersey and Nevada and each secretary of state shall have issued a certificate of merger reflecting such filing.

     2) If at any time the Surviving Corporation shall deem or be advised that any further grants, assignments, confirmations, or assurances are necessary or desirable to vest, perfect, or confirm title in the Surviving Corporation, of record or otherwise, to any property of Dr. Christopher's acquired or to be acquired by, or as a result of, the merger, the officers and directors of Dr. Christopher's or any of them shall be severally and fully authorized to execute and deliver any and all such deeds, assignments, confirmations, and assurances and to do all things necessary or proper so as to best prove, confirm, and ratify title to such property in the Surviving Corporation and otherwise carry out the purposes of the merger and the terms of this Plan.

     3) For the convenience of the parties and to facilitate the filing and recording of this Plan, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument and all such counterparts together shall be considered one instrument.

     4) This Plan shall be governed by and construed in accordance with the laws of the state of Nevada.

     5) This Plan cannot be altered or amended except pursuant to an instrument in writing signed on behalf of the parties hereto.

     IN WITNESS WHEREOF, Dr. Christopher's and DCOF have caused this Plan of Merger to be executed, all as of the date first above written.


DR. CHRISTOPHER'S                       DR. CHRISTOPHER'S
ORIGINAL FORMULAS, INC.                 ORIGINAL FORMULAS, INC.
a New Jersey corporation                a Nevada corporation

By: /s/ Robert Scott                    By: /s/ Robert Scott
Its President                           Its President

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